As filed with the Securities and Exchange Commission on October 19, 2017.

Registration No. 333-220347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LOMA NEGRA COMPAÑÍA INDUSTRIAL ARGENTINA SOCIEDAD ANÓNIMA

(Exact Name of Registrant as Specified in its Charter)

LOMA NEGRA CORPORATION

(Translation of Registrant’s name into English)

Republic of Argentina	3241	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Loma Negra C.I.A.S.A.

Reconquista 1088, 7th Floor

Zip Code C1003ABQ—Ciudad Autónoma de Buenos Aires

Argentina

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

C T Corporation System

111 Eighth Avenue,

New York, New York, 10011

Telephone: +1 212 894 8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Vetterli John P. Guzman White & Case LLP Av. Brig. Faria Lima, 2.277—4° Andar 01452-000 São Paulo—SP Brazil Tel: +55 11 3147 5601 Fax: + 55 11 3147 5611	Maurice Blanco Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 USA Tel: +1 (212) 450-4000 Fax: + 1 (212) 701-5800

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price per Ordinary Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(4)
Ordinary shares, nominal value Ps.0.10 per share(5)	288,650,000	US$3.80	US$1,096,870,000.00	US$136,560.32

(1)	Includes ordinary shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(3)	Includes ordinary shares to be sold by us and the selling shareholder.
(4)	Filing fee previously paid.
(5)	A separate Registration Statement on Form F-6 has been filed for the registration of American depositary shares issuable upon deposit of the shares registered hereby.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Loma Negra Compañía Industrial Argentina Sociedad Anónima is filing this Amendment No. 3 to the Registration Statement on Form F-1 (Registration No. 333-220347) (the “Registration Statement”) for the sole purpose of filing Exhibit 5.1 to the Registration Statement with the Securities and Exchange Commission (the “Commission”). This Amendment No. 3 consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature pages and the Exhibit Index, and the Exhibit filed herewith. No change is made to the preliminary prospectus constituting Part I of Amendment No. 2 to the Registration Statement filed with the Commission on October 12, 2017, and accordingly, such preliminary prospectus has not been included herein.

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Office Holders (Including Directors).

Neither the laws of Argentina nor our bylaws or other constitutive documents provide for indemnification of our directors or officers. Our officers’ activities are regulated by Argentine labor law. We maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, which he or she may incur in his or her capacity as such.

The form of Underwriting Agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors for certain liabilities.

Item 7. Recent Sales of Unregistered Securities.

In the three years ended December 31, 2016, the registrant has not sold or granted ordinary shares to third parties or any of its affiliates. No ordinary shares were publicly offered and all sales were made by us directly to the investors.

Item 8. Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in our audited consolidated financial statements and related notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby also undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement at the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4.	For the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b.	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement**

3.1	Bylaws of the Registrant **

4.1	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the holders and beneficial holders from time to time of American Depositary Shares issued thereunder**

4.2	Specimen of American Depositary Receipt (included in Exhibit 4.1)**

5.1	Opinion of Marval O’Farrell Mairal, Argentine counsel of the registrant, as to the validity of the shares*

8.1	Opinion of Marval O’Farrell Mairal, Argentine counsel of the registrant, as to Argentine tax matters**

10.1	Sponsor Support Agreement, dated January 25, 2013, among Yguazú Cementos S.A., as Borrower, InterCement Brasil S.A., as Sponsor, and Corporación Andina de Fomento and Inter-American Development Bank, as Senior Lenders**

10.2	Guarantee Agreement, dated December 27, 2016, among InterCement Brasil S.A. and InterCement Participações S.A., as Guarantors, Loma Negra C.I.A.S.A., as Borrower, and Itau Unibanco S.A., New York Branch, as Beneficiary**

10.3	Offer from Cimpor - Serviços De Apoio à Gestão De Empresas S.A., dated July 19, 2017, to provide services in connection with the transfer of technology and technical know-how relating to the designing and manufacturing of construction materials**

21.1	List of Subsidiaries of the Registrant**

23.1	Consent of Deloitte & Co. S.A.**

23.2	Consent of Marval O’Farrell Mairal (included in Exhibit 5.1)*

23.3	Consent of Marval O’Farrell Mairal (included in Exhibit 8.1)**

24.1	Power of Attorney (included in signature page to Registration Statement)**

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on this nineteenth day of October, 2017.

LOMA NEGRA C.I.A.S.A.

By:	/s/ Marcos Gradin
Name: Marcos Gradin
Title: Chief Financial Officer

Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on October 19, 2017.

Signatures	Title

/s/ Sergio Faifman Sergio Faifman	Chief Executive Officer/Vice-President of the Board (Principal Executive Officer)

/s/ Marcos Gradin Marcos Gradin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Ricardo Fonseca de Mendonça Lima	President of the Board

* Luiz Augusto Klecz	Director

* Paulo Diniz	Director

* Carlos Boero Hughes	Director

* Diana Mondino	Director

* Sergio Daniel Alonso	Director

C T Corporation System
as Authorized Representative in the United States

By:	/s/ James M. Halpin
Name:	James M. Halpin
Title:	Assistant Secretary

*By: /s/ Marcos Gradin

Marcos Gradin

Attorney-in-fact